UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 2, 2010

INDEPENDENT BANK CORPORATION

(Exact name of registrant as

specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant's telephone number,

including area code:

(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On April 2, 2010, Independent Bank Corporation (the "Company") entered into an Exchange Agreement (the "Exchange Agreement") with the United States Department of the Treasury (the "Treasury") pursuant to which the Treasury agreed, subject to the satisfaction or waiver of certain closing conditions, to exchange all 72,000 shares of the Company's Series A Fixed Rate Cumulative Perpetual Preferred Stock, with a liquidation preference of $1,000 per share (the "Series A Shares"), beneficially owned and held by the Treasury, plus accrued and unpaid dividends on such Series A Shares (which are approximately $2.3 million as of the date of this Current Report), for shares (the "New Preferred Shares") of the Company's Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with a liquidation preference of $1,000 per share (such transaction is referred to in this Form 8-K as the "Exchange").  Upon the Exchange, the New Preferred Shares to be issued to the Treasury will have an aggregate liquidation preference equal to the sum of $72.0 million plus an amount equal to accrued and unpaid dividends on the Series A Shares as of and including the date of the Exchange.  It is expected that the closing of the Exchange will occur within the next thirty (30) days.

With the exception of being convertible into shares of the Company's common stock, the terms of the New Preferred Shares are substantially similar to the terms of the Series A Shares to be exchanged.  The New Preferred Shares qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and 9% per annum thereafter. The New Preferred Shares are non-voting, other than class voting rights on certain matters that could adversely affect the New Preferred Shares. If dividends on the New Preferred Shares have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, the Company's authorized number of directors will be automatically increased by two and the holders of the New Preferred Shares, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at the Company's next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the New Preferred Shares have been paid.

Under the terms of the New Preferred Shares, Treasury (and any subsequent holder of the New Preferred Shares) will have the right to convert the New Preferred Shares into the Company's common stock at any time.  In addition, the Company will have the right to compel a conversion of the New Preferred Shares into common stock, subject to the following conditions:

(i)         the Company shall have received all appropriate approvals from the Board of Governors of the Federal Reserve System;

(ii)        the Company shall have issued its common stock in exchange for at least $40 million aggregate original liquidation amount of the trust preferred securities issued by the Company's trust subsidiaries, IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I;

(iii)       the Company shall have closed one or more transactions (on terms reasonably acceptable to the Treasury, other than the price per share of common stock) in which investors, other than the Treasury, have collectively provided a minimum aggregate amount of $100 million in cash proceeds to the Company in exchange for the Company's common stock; and

(iv)       the Company shall have made the anti-dilution adjustments to the New Preferred Shares, if any, required by the terms of the New Preferred Shares.

If converted by the holder or the Company pursuant to either of the above-described conversion rights, each New Preferred Share (liquidation preference of $1,000 per share) will convert into a number of shares of the Company's common stock equal to a fraction, the numerator of which is $750 and the denominator of which is the market price of the Company's common stock at the time the New Preferred Shares are issued (as such market price is determined pursuant to the terms of the New Preferred Shares), referred to as the "Conversion Rate," provided that such Conversion Rate will be subject to certain anti-dilution adjustments.  As an example only, at the time they are issued, the New Preferred Shares will be convertible into approximately 77.37 million shares of the Company's common stock, assuming the market price of the Company's common stock is $0.72 per share (which is the closing price of the Company's common stock on April 1, 2010).  This Conversion Rate will be subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the New Preferred Shares.

Unless earlier converted by the holder or the Company as described above, the New Preferred Shares will convert into shares of the Company's common stock on a mandatory basis on the seventh anniversary of the issuance of the New Preferred Shares.  In any such mandatory conversion, each New Preferred Share (liquidation preference of $1,000 per share) will convert into a number of shares of the Company's common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of the Company's common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the New Preferred Shares).

At the time any New Preferred Shares are converted into the Company's common stock, the Company will be required to pay all accrued and unpaid dividends on the New Preferred Shares being converted in cash or, at the Company's option, in shares of the Company's common stock at the same conversion rate as is applicable to the conversion of the New Preferred Shares.

The maximum number of shares of the Company's common stock that may be issued upon conversion of all New Preferred Shares and any accrued dividends on New Preferred Shares is 144.0 million, unless the Company receives shareholder approval to issue a greater number of shares.

The New Preferred Shares may be redeemed by the Company, subject to the approval of the Board of Governors of the Federal Reserve System, at any time, in an amount up to the cash proceeds (minimum of approximately $18.6 million) from qualifying equity offerings of common stock (plus any net increase to the Company's retained earnings after the original issue date).  If the New Preferred Shares are redeemed prior to the first dividend payment date falling on or after the second anniversary of the original issue date, the redemption price will be equal to the $1,000 liquidation amount per share plus any accrued and unpaid dividends.  If the New Preferred Shares are redeemed on or after such date, the redemption price will be the greater of (a) the $1,000 liquidation amount per share plus any accrued and unpaid dividends and (b) the product of the applicable Conversion Rate (as described below) and the average of the market prices per share of the Company's common stock (as such market price is determined pursuant to the terms of the New Preferred Shares) over a 20 trading day period beginning on the trading day immediately after the Company gives notice of redemption to the holder (plus any accrued and unpaid dividends).  In any redemption, the Company must redeem at least 25% of the number of New Preferred Shares originally issued to the Treasury, unless fewer of such shares are then outstanding (in which case all of the New Preferred Shares must be redeemed).

As part of the terms of the Exchange, the Company also agreed to amend and restate the terms of the Warrant, dated December 12, 2008, issued to the Treasury to purchase 3,461,538 shares of the Company's common stock.  The Amended and Restated Warrant to be issued by the Company upon the closing of the Exchange will adjust the exercise price of the Warrant to be consistent with the conversion price applicable to the New Preferred Shares.

Additional Information

The foregoing summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.  The Exchange Agreement has been included to provide the agreed-upon terms of the transactions described in this Form 8-K.  Except for its status as a contractual document that establishes and governs the legal relationship between the Treasury and the Company with respect to the transactions described in the Exchange Agreement, the Exchange Agreement is not intended to be a source of factual, business, or operational information about the Company.  The representations, warranties, and covenants made by the Company in the Exchange Agreement were made only for purposes of such agreement and are subject to the various terms and conditions of the Exchange Agreement.  Accordingly, investors should not rely on the representations, warranties, or covenants made by the Company in the Exchange Agreement as characterizations of the actual state of facts or condition of the Company.

The Corporation has filed a registration statement (including a preliminary prospectus and related exchange offer materials) with the SEC in connection with an offer it intends to make to issue its common stock in exchange for certain of its outstanding trust preferred securities. This registration statement (including any amendments thereto) has not yet become effective.  Before any person decides whether to participate in such exchange offer (if and when it is commenced by the Corporation), the preliminary prospectus in that registration statement, as amended, and the other documents the Corporation has filed with the SEC and may file with the SEC prior to commencement of the exchange offer should be read for more complete information about the Corporation and the exchange offer. You may obtain these documents for free by visiting the SEC's Web site at www.sec.gov or by visiting the Investor Relations tab of the Corporation's Web site at www.IndependentBank.com.

Forward Looking Statements

Except for historical information, all other information in this filing consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause actual results to differ from the statements made include the possibility that the Exchange transaction with the Treasury does not close as the result of the failure to occur of any closing condition.

Item 3.02.       Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference.  The Company proposes to issue the New Preferred Shares and the Amended and Restated Warrant referenced above pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.  The Company will not receive any cash proceeds from the issuance of the New Preferred Shares or the Amended and Restated Warrant.

Item 3.03.       Material Modification to Rights of Security Holders.

As described in Item 1.01 above, the transactions contemplated by the Exchange Agreement, if and when completed, will result in the issuance of the New Preferred Shares, which will be a class of convertible preferred stock senior to the Company's common stock with respect to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up, and dissolution.

Item 5.01.       Changes in Control of Registrant.

(b)        Possible Change in Control

The information set forth in Item 1.01 above is incorporated in this Item 5.01(b) by reference.  The conversion of all New Preferred Shares as described in Item 1.01 above may, at a subsequent date, result in a change in control of the Company.

Item 7.01     Regulation FD Disclosure.

On April 5, 2010, the Company will issue a press release announcing the terms of the Exchange Agreement with the Treasury.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.  The information disclosed under this Item 7.01 and Exhibit 99.1 are furnished to, and not filed with, the Commission.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit

10.1	Exchange Agreement, dated as of April 2, 2010, by and between Independent Bank Corporation and the United States Department of the Treasury

99.1	Press Release, dated April 5, 2010. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date: April 2, 2010	/s/ Robert N. Shuster
By: Robert N. Shuster
Its: Executive Vice President and
Chief Financial Officer